Exhibit 107

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

OPAL FUELS INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Share(1)		Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(3)
Fees to Be Paid	Equity Other Debt Other Unallocated (Universal Shelf)	Class A Common Stock, par value $0.0001 per share, Preferred Stock, par value $0.0001 per share, Debt Securities Warrants Units (4)	457(o)		(1)		(1)	$100,000,000	0.00011020	$11,020
Fees Previously Paid	—	—	—	—		—		—	—	—
	Total Offering Amounts									$11,020
	Total Fees Previously Paid									—
	Total Fee Offsets									—
	Net Fee Due									$11,020

(1)	An indeterminate number of securities or aggregate principal amount, as the case may be, of Class A common stock and preferred stock, such indeterminate principal amount of debt securities, such indeterminate number of warrants to purchase Class A common stock, preferred stock or debt securities, and such indeterminate number of units, as shall have an aggregate initial offering price not to exceed $100,000,000. If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in an aggregate offering price not to exceed $100,000,000 less the aggregate offering price of any securities previously issued hereunder. Any securities issued hereunder may be sold separately or as units with other securities issued hereunder. The proposed maximum initial offering price per unit will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder. The securities registered also include such indeterminate amounts and numbers of debt securities, Class A common stock and preferred stock as may be issuable upon conversion, redemption, exchange, exercise or settlement of any securities registered hereunder, including under any applicable antidilution provisions. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional number of securities as may be offered or issued from time to time upon stock splits, stock dividends, recapitalizations or similar transactions.

(2)	The proposed maximum offering price per security and proposed maximum aggregate offering price will be determined from time to time by the registrant in connection with the sale and issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to the Instructions to the Calculation of Filing Fee Tables and Related Disclosure of Form S-3 under the Securities Act.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(4)	Any securities registered under the registration statement may be sold separately or as units with other securities registered under the registration statement.